EXHIBIT 10(y)
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                                CREDIT AGREEMENT

                                      among

                    SARATOGA BRANDS INC. and CUCINA CLASSICA
                                  ITALIANA INC.

                                       and

               BANCA NAZIONALE DEL LAVORO S.p.A. - NEW YORK BRANCH

                          Dated as of December 15, 1997
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      CREDIT AGREEMEBT DATED AS OF December 15, 1997 among SARATOGA BRANDS INC.
("SBI") and CUCINA CLASSICA ITALIANA INC. ("CCI") (SBI and CCI being referred to herein together and as the context requires, singly as "Debtors") and BANCA NAZIONALE DEL LAVORO S.p.A. - NEW YORK BRANCH ("Bank").

                              Preliminary Statement

      A. Under arrangements heretofore contracted, SBI's indirect subsidiary Nostrano, Inc ("Nostrano"), is indebted to the Bank in the principal amount of $1,189,721 ("Debt") plus interest and charges.

      B. Debtors and the Bank desire to restructuere and reschedule the Debt and provide for the repayment of the Debt which Debtors will assume (without prejudice to Debtors' position that CCI had never heretofore assumed) and agree to pay on the terms and conditions hereinafter set forth.

      NOW, THERFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Bank and Debtors hereby agree as follows:

  ARTICLE I

                                   DEFINITIONS

      Section 1.01. Certain Defined Terms. As used herein, unless the context shall otherwise require, the following terms shall have the following meaning (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Affiliate" means any person directly or indirectly owning or controlling more than 5% of the voting stock of either of the Debtors or any of its Subsidiaries and any Person who is an officer, director or employee of either of the Debtors or any of its Subsidiaries and any spouse, child or trust created by or for the benefit of any such Person.

      "Agreement" means this agreement, as the same may hereafter be amended or restated from time to time.

      "Debt" is defined in the Preliminary Statement of this Agreement as reduced pursuant to Section 2.01 hereof.
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      "Other Banks" means Banca Commerciale Italiana, New York Branch, Istituto
   Bancario San Paolo di Torino New York Branch, Banco di Sicilia S.p.A. New York Branch and Banca Popolare di Milano New York Branch.

      "CCI" is defined in paragraph A of this Agreement.

      "GailCo" means GailCo, Inc., a New Jersey corporation.

      "Lensmire" means Lensmire Cheese Factory Inc., a Wisconsin corporation.

      "Loan Documents" means this Agreement and the Releases and UCC-3 forms referred to in Section 5.01 of this Agreement.

      "Maturity Date" means December 15, 2002.

      "Person" means an individual, corporation, partnership, limited partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Prime" means the interest rate the Bank quotes from time to time as its "prime" or "base" rate for unsecured loans to substantial borrowers it being understood that this is not necessarily the lowest rate at which the Bank lends.

      "Subsidiary" means a corporate or other entity the management of which is controlled, directly or indirectly or both, by Debtors.

                                   ARTICLE II

                                 PAYMENT OF DEBT

      2.01. Permanent Reduction. The principal amount of the Debt is reduced to $426,000 and all the Bank's claims for principal in excess of such amount or for interest or charges accrued to the date hereof are extinguished.

      2.02. Assumption. In consideration of such reduction in the Debt which benefits Debtors by reducing the indebtedness of its Subsidiaries, Debtors hereby assume (without prejudice to Debtors' position that CCI had never heretofore assumed) and agree to pay the Debt on the terms set forth in this Agreement as if Debtors had been the original borrower so the obligations of CCI and SBI with respect to the Debt are now joint and several.

      2.03. Interest. Interest will accrue on the Debt at Prime starting on the date hereof. Debtors will pay interest on December 15, 1998 (unless the Debt is prepaid pursuant to Sections 2.05 (a) and (b) hereof) and monthly thereafter on the first on the first of each month.
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      2.04. Principal. Unless principal is prepaid as set forth in Section 2.05 below, Debtors will pay the principal of the Debt in 48 equal monthly installments of $8,875 each commencing December 15, 1998 and ending on the Maturity Date.

      2.05. Prepayment and Possible Further Reduction.

      (a) If Debtors pay the Bank $213,000 on or before June 15, 1998, the Bank will accept that sum in satisfaction of the Debt and waive all accrued interest.

      (b) If Debtors pay the Bank $255,600 on or after June 16, 1998 and on or before December 15, 1998, the Bank will accept that sum in satisfaction of the Debt and waive all accrued interest.

      (c) If Debtors pay the Bank $298,200 on or after December 16, 1998 and on or before June 15, 1999 with all interest accrued to the date of payment, the Bank will accept that sum in satisfaction of the Debt.

      (d) If Debtors pay the Bank $340,800 on or after June 16, 1999 and on or before December 15, 1999 with all interest accrued to the date of payment, the Bank will accept that sum in satisfaction of the Debt.

      (e) If Debtors pay the Bank $383,400 on or after December 16, 1999 and on or before June 15, 1999 with all interest accrued to the date of payment, the Bank will accept that sum in satisfaction of the Debt.

      (f) Debtors may prepay the Debt in whole or in part at any time. All prepayments and scheduled payments under Section 2.04 will be applied to reduce the sums required under (a) through (e) above to allow prepayment in full in a reduced amount.

                                   ARTICLE III

                            COVENANTS OF THE BORROWER

            Section 3.01. Negative Covenants of Debtors. So long as any of the Debt remains outstanding, Debtors shall not:

                  (a) Mergers, Etc. Merge or consolidate with or into any person, or assign, transfer or sell any of its Subsidiaries.
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                  (b) Dividends. Declare or pay any dividends or purchase or redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding or set aside any sum for such payment.

                  (c) Suits. Commence any suit or proceeding against any of the Releasees as that term is used in any of the releases in Exhibit B hereto.

                  (d) Commitments to Other Banks. Commit to pay or pay or allow any of its Subsidiaries or Affiliates to commit to pay or pay, after the date hereof, to any of the other Banks listed below ("Other Banks") or their respective successors or assigns a sum or sums in excess of any of the following amounts (the "Excess Payment") without simultaneously paying in like terms or like medium, as the case may be, 42.6% of each such Excess Payment to the Bank.

                  $138,500 to Banca Commerciale Italiana

                  $223,000 to Banco di Sicilia

                  $134,000 to Banca Popolare di Milano

                  $78,500 to Istituto Bancario San Paolo di Torino

The amounts set forth above are maxima which may be paid to the respective Other Banks on any account and for any reason including future loans, except that those maxima may accrue interest after the date hereof at the respective Other bank's prime rate. Debtors may not pay principal to any of the Other Banks disproportionately to the payments they make to the Bank all to the end that no Other Bank is paid more rapidly than the payments the Debtors make to the Bank hereunder. Without limiting this provision, the Other Banks can not be paid advisory fees, legal fees or any other consideration for any reason which fees or consideration in the aggregate exceed in value or amount the sums set forth beside their respective names. The words "pay" and "paid" include any medium or consideration whatsoever except it does not include Debtors common stock, preferred stock or warrants or other options to purchase Debtors common stock or preferred stock. The sole limitation on the scope of this section is this: If one or more of the Other Banks commences suite against Debtors and/or one or more of Debtors's Affiliates or Subsidiaries to recover claims alleged to have accrued prior to the date hereof and the defendant in good faith settles that claim or is ordered to pay a judgment in excess of the maximum for the plaintiff set forth above, the bank will have no claim for matching compensation hereunder.
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                                   ARTICLE IV

                                EVENTS OF DEFAULT

            Section 4.01. Events of Default. If any of the following events (each, an "Event of Default") shall occur, that is to say:

                  (a) If Debtors shall default in the payment when due of any principal of or interest on the Debt, and such default continues for ten (10) business days after the holder notifies Debtors in writing of such default; or

                  (b) If Debtors shall materially fail to perform or observe any material term, covenant or agreement contained in this Agreement, and any such failure is not cured within 30 days after the Bank notifies Debtors thereof in writing, then, in any such event, the Bank may declare the Debt due and payable in full and Section 2.05 will be of no further force and effect and the Bank shall be entitled to its remedies at law and in equity.

                                    ARTICLE V

                                  MISCELLANEOUS

      Section 5.01. Releases. Simultaneously herewith the Bank has delivered to Debtors the Releases respecting CCI, Nostrano, Lensmire, GailCo and Angelo M. and Valerie A. Dominioni shown in Exhibit A hereto. The Debtors have delivered to the Bank the releases respecting Violetta, Vecchi, Banca Nazionale del Lavoro S.p.A., Gilmartin, Poster and Shafto and Berttocci shown in Exhibit B hereto. The Bank has delivered to Debtors the UCC - 3 forms shown in Exhibit C hereto.

      Section 5.02. Addresses for Notices, Etc. All notices, requests, demands, directions and other communications provided for hereunder shall be sufficient if delivered personally (including by Federal express or other recognized courier for which receipt is given) or if mailed by certified mail, return receipt requested, to the applicable party at its address indicated below:

                  If to Debtors:
                  1835 Swarthmore Avenue
                  Lakewood, New Jersey  08701

                  If to Bank:
                  Banca Nazionale del Lavoro S.p.A.
                         New York Branch
                  25 West 51st Street
                  New York, New York  10019
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or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All notices, requests, demands directions and other communications shall (if delivered personally) be effective when delivered or (if mailed) two days after having been deposited in the United States mail, addressed as aforesaid.

      Section 5.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (without giving effect to principles if conflicts law).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CUCINA CLASSICA ITALIANA, INC.         SARATOGA BRANDS INC.


By:                                    By:
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                                       BANCA NAZIONALE DEL LAVORO  S.p.A.
                                           NEW YORK BRANCH


                                       By:
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